BANC OF AMERICA SECURITIES LLC

BANK OF AMERICA, N.A.

100 FEDERAL STREET

BOSTON, MA 02110

August 8, 2005

Technitrol, Inc.

1210 Northbrook Drive

Suite 470

Trevose, PA 19053

Attention: Drew A. Moyer

Senior Vice President

and Chief Financial Officer

$200,000,000 Senior Credit Facility

Ladies and Gentlemen:

Bank of America, N.A. ("Bank of America") is pleased to offer to be the sole and exclusive administrative agent (in such capacity, the "Administrative Agent") for a $200,000,000 Senior Credit Facility (the "Senior Credit Facility") to Technitrol, Inc. (the "Borrower"), and Bank of America is pleased to offer its commitment to lend up to $40,000,000 of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the "Summary of Terms"). Banc of America Securities LLC ("BAS") is pleased to advise you of its willingness in connection with the foregoing commitment, as sole and exclusive lead arranger and sole and exclusive book manager (in such capacities, the "Lead Arranger") for the Senior Credit Facility, to use its best efforts to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facility.

Bank of America will act as sole and exclusive Administrative Agent for the Senior Credit Facility and BAS will act as sole and exclusive Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and BAS: (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and business of the Borrower and its subsidiaries in scope and with results satisfactory to us in our sole and absolute discretion; (b) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and BAS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (c) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America and BAS; (e) no material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred that, in the reasonable judgment of Bank of America and BAS, would impair the syndication of the Senior Credit Facility; (f) except as disclosed with reasonable specificity prior to the date hereof in the Borrower's filings with the U.S. Securities and Exchange Commission, no change, occurrence or development that shall have occurred or become known to Bank of America or BAS since December 31, 2004 could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole; and (g) commitments shall have been received from Lenders for the remaining $160,000,000 of the Senior Credit Facility on the terms and conditions referred to herein and in the Summary of Terms.

BAS intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist BAS in achieving a syndication of the Senior Credit Facility that is satisfactory to it. Such assistance shall include (a) your providing and causing your advisors to provide Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility; (c) your using commercially reasonable efforts to ensure that the syndication efforts of BAS benefit materially from your existing banking relationships; and (d) otherwise assisting Bank of America and BAS in their syndication efforts, including by making your senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that BAS will manage and control all aspects of the syndication, including decisions as to the selection of prospective Lenders and, in consultation with you, any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms.

You acknowledge and agree, both for yourself and on behalf of each of the Designated Borrowers and the Guarantors (each as defined in the Summary of Terms), that in connection with all aspects of each transaction contemplated by this Commitment Letter, you, the Designated Borrowers and the Guarantors, on one hand, and Bank of America and BAS and any affiliate through which either may be acting (each, a "Transaction Affiliate"), on the other hand, have an arms-length business relationship that creates no fiduciary duty on the part of Bank of America, BAS or any Transaction Affiliate, and you expressly disclaim (both for yourself and on behalf of the Designated Borrowers and the Guarantors) any fiduciary relationship.

You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions which you believe to be reasonable under the circumstances. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility (the "Closing Date") so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and BAS are and will be using and relying on the Information and the Projections (collectively, the "Pre-Commitment Information") without independent verification thereof.

You hereby acknowledge and agree that (a) BAS and/or Bank of America will make available Information and Projections (collectively, "Borrower Materials") to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) none of the proposed Lenders will be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). You hereby agree that (w) no Borrower Materials are to be made available to Public Lenders, (x) all Borrower Materials shall be treated as private and may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; and (y) BAS and Bank of America shall treat all Borrower Materials as being suitable only for posting on a portion of the Platform not designated "Public Investor".

By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Edwards & Angell, LLP, as counsel to the Lead Arranger and the Administrative Agent, up to a maximum amount of $45,000 (plus reasonable disbursements and other out-of-pocket costs), subject to the assumptions previously disclosed in an e-mail from Henry Bullitt to Drew Moyer at approximately 2:09 p.m. on July 22, 2005, (b) due diligence expenses and (c) all CUSIP fees for registration with the Standard & Poor's CUSIP Service Bureau) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. Notwithstanding the foregoing, you will not be obligated to reimburse Bank of America or BAS (x) for fees referred to in clause (a) above in excess of the amounts set forth in such clause, or (y) expenses referred to in clause (b) above plus expenses incurred in connection with the syndication of the Senior Credit Facility that exceed in the aggregate (in the case of the clause (y)) $35,000 unless, in each case, Bank of America or BAS receives your prior written authorization (which shall not be unreasonably withheld).

You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. It is further agreed that Bank of America shall only have liability to you (as opposed to any other person), and that Bank of America shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America's obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facility on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the "Fee Letter") and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your senior management-level employees (and other employees on a need-to-know basis), officers, directors, accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.

You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.

The provisions of the immediately preceding four paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America and BAS may be terminated by us, if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Philadelphia time on August 12, 2005 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on September 30, 2005 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that BAS and Bank of America will devote to the Senior Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing Senior Credit Facility for the Borrower and its subsidiary.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ Henry F. Bullitt

Henry F. Bullitt

Senior Vice President

BANC OF AMERICA SECURITIES LLC

By: /s/ Matthew J. Wick

Matthew J. Wick

Vice President

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

TECHNITROL, INC.

By: /s/ Drew A. Moyer

Drew A. Moyer

Senior Vice President and Chief Financial Officer

SUMMARY OF TERMS AND CONDITIONS

TECHNITROL, INC.

$200,000,000 SENIOR CREDIT FACILITY

Borrower: Technitrol, Inc., a Pennsylvania corporation (the "Borrower") and certain of its wholly-owned subsidiaries, namely Technitrol Delaware, Inc., Pulse Engineering, Inc., AMI Doduco, Inc., Technitrol Singapore Holdings Pte. Ltd., Pulse Electronics (Singapore) Pte. Ltd., Pulse GmbH, CST Electronics Co., Ltd., AMI Doduco Holding GmbH, AMI Doduco GmbH, AMI Doduco Espana S.L., and AMI Doduco Nederland B.V., and certain other wholly-owned subsidiaries of the Borrower to be designated as co-borrowers pursuant to the definitive documentation (the "Designated Borrowers"). The Borrower and all domestic Designated Borrowers will be jointly and severally liable for the obligations of the Borrower and all domestic and foreign Designated Borrowers. Each foreign Designated Borrower will be obligated only for amounts related to loans made to it under the Senior Credit Facility. [Final list of Designated Borrowers to be determined after due diligence by the Administrative Agent.]

Guarantors: The Senior Credit Facility (defined below) shall be guaranteed by all existing and future direct and indirect domestic material subsidiaries of the Borrower (the "Guarantors"). Additionally, the Borrower shall guarantee all obligations of the Designated Borrowers under the Senior Credit Facility. All guarantees shall be guarantees of payment and not of collection. A "Material Subsidiary" shall be deemed to include any subsidiary of the Borrower having a net worth (exclusive of the value of subsidiaries) of $10 million (or a foreign currency equivalent) or more. [Final list of Guarantors, and standard for requiring a guarantee of any Subsidiary, to be determined after due diligence by the Administrative Agent.]

Administrative

Agent: Bank of America, N.A. (the "Administrative Agent" or "Bank of America") will act as sole and exclusive administrative agent.

Lead arranger and

Book manager: Banc of America Securities LLC ("BAS").

Lenders: A syndicate of financial institutions (including Bank of America) arranged by BAS, which institutions shall be reasonably acceptable to the Borrower and the Administrative Agent (collectively, the "Lenders").

Senior credit

Facility: An aggregate principal amount of up to $200,000,000 (subject to "Incremental Facility," below) will be available upon the terms and conditions hereinafter set forth:

$200 million five-year revolving multicurrency credit facility (the "Senior Credit Facility"), which will include a $25 million sublimit for the issuance of standby letters of credit (each a "Letter of Credit"), and a $20 million sublimit for US$-denominated swingline loans (each a "Swingline Loan"). Letters of Credit will be issued by Bank of America or one or more of its affiliates (in such capacity, the "Fronting Bank") and Swingline Loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

Incremental

Facility: The Borrower may request from time to time (up to four times) an increase in the aggregate principal amount of commitments from existing or additional Lenders by an aggregate amount (for all such requests) not exceeding $100 million, provided each such request is a minimum amount of $25 million.

Swingline Option: Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $20,000,000 and in minimum amounts of $100,000. The Borrower must repay each Swingline Loan in full no later than ten business days after such loan is made.

Currencies: Extensions of credit under the Senior Credit Facility will be available in US$, Euro and Japanese Yen and will be available on three (or, in the case of currencies other than US$, four) business days' notice.

Purpose: The Senior Credit Facility shall be used: (i) for working capital, capital expenditures and permitted acquisitions (including the acquisition of LK Products OY subject to satisfactory due diligence), and other lawful corporate purposes and (ii) to refinance the Borrower's existing credit facility.

Closing Date: The execution of definitive loan documentation, to occur on or before October 31, 2005 (the "Closing Date").

Interest Rates: As set forth in Addendum II.

Maturity: The Revolving Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years from the Closing Date.

Optional

Prepayments

And Commitment

Reductions: The Borrower may prepay the Senior Credit Facility in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the Senior Credit Facility in excess of the outstanding Loans, the Swingline Loans and the stated amount of all Letters of Credit may be irrevocably canceled by the Borrower in whole or in part.

Conditions Precedent

To Closing: The Closing (and the initial funding) of the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:

(i) The negotiation, execution and delivery of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Senior Credit Facility satisfactory to the Borrower, BAS, the Administrative Agent and the Lenders.

(ii) Due diligence materials satisfactory to BAS, the Administrative Agent and the Lenders relating to the LK Electronics acquisition, if the LK Electronics acquisition is pursued.

(iii) Five-year management-prepared projections satisfactory to BAS, the Administrative Agent, and the Lenders, with and without taking into account consummation of the LK Electronics acquisition.

(iv) Except as disclosed with reasonable specificity prior to the date hereof in the Borrower's filings with the U.S. Securities and Exchange Commission, there shall not have occurred a material adverse change since December 31, 2004 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

Conditions Precedent

To All Borrowings: Usual and customary for transactions of this type, to include without limitation: (i) all representations and warranties are true and correct as of the date of each borrowing, and (ii) no event of default under the Senior Credit Facility or incipient default has occurred and is continuing, or would result from such borrowing.

Representations

And Warranties: Usual and customary for transactions of this type, to include without limitation: (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) tax matters; (xii) accuracy of disclosure; (xiii) compliance with laws; (xiv) subsidiaries; (xv) ownership of property and insurance matters, and (xvi) no default.

Covenants: Usual and customary for transactions of this type, to include without limitation: (i) delivery of financial statements (including consolidated and consolidating audited financial statements within 75 days of year-end and unaudited quarterly financial statements within 45 days of quarter-end), SEC filings, compliance certificates, and notices of default, material litigation, material governmental proceedings or investigations, ERISA and environmental proceedings and material changes in accounting or financial reporting practices, and an annual forecast for each year within 75 days of the commencement of each fiscal year of the Borrower; (ii) compliance with laws; (iii) payment of obligations; (iv) preservation of existence; (v) maintenance of books and records, and inspection rights; (vi) use of proceeds; (vii) maintenance of properties and insurance; (viii) limitation on liens, mergers and sales of all or substantially all of its assets, incurrence of debt; (ix) limitation on dividends and stock redemptions; (x) limitation on investments (including loans and advances) and acquisitions; and (xi) limitation on transactions with affiliates.

Financial covenants to include (but not be limited to):

" Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (Total Funded Debt/EBITDA) of not more than 3.50:1.00; and

" Maintenance on a rolling four quarter basis of an Interest Coverage Ratio (EBITDA/cash interest expense) of at least 2.50:1.00.

"Total Funded Debt" means all current outstandings under demand, overdraft and letter of credit facilities, plus the current portion of long term debt and capital leases plus all indebtedness that has a final maturity more than one year after the date of issuance thereof (or which is convertible, renewable or extendable into an obligation with such final maturity) including all final and serial maturities, prepayments and sinking fund payments required to be made within one year of the date of calculation (notwithstanding the fact that any portion thereof may also be included in current liabilities under GAAP) calculated in accordance with GAAP.

"EBITDA" shall be calculated on a trailing 12-month basis and shall be defined as of any date as an amount, determined on a consolidated basis, equal to the sum of (a) net income from continuing operations for the immediately preceding twelve (12) calendar months, plus (b) interest expense to the extent deducted in determining net income for such period, plus (c) the provision for domestic and foreign taxes for such period based on income or profits to the extent such income or profits were included in computing net income for such period, plus (d) depreciation deducted in determining net income for such period, plus (e) amortization deducted in determining net income for such period, provided, however, that all such amounts shall be determined in accordance with GAAP, and there shall be excluded from the foregoing computation (i) all non-cash income, gains and losses to the extent included in net income for such period (e.g. writing off of in process research and development), (ii) all gains or losses from the sales of assets not sold in the ordinary course of business to the extent included in net income for such period and (iii) all non-cash charges incurred in connection with changes to Statements of Financial Accounting Standards (SFAS).

Events of Default: Usual and customary in transactions of this type, to include without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) actual or asserted invalidity of any loan documentation; (viii) change of control; and (ix) customary ERISA defaults.

Assignments and

Participations: Each Lender will be permitted to make assignments in a minimum amount of $5 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term shall be defined in the definitive loan documentation). Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent, the Fronting Bank, and the lender for any Swingline Loan, unless the proposed assignee is already a Lender. An assignment fee will be charged with respect to each assignment as set forth in Addendum I. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date, releases of all or substantially all of the Guarantors and releases of the Borrower as guarantor of the obligations of the Designated Borrowers.

Waivers and

Amendments: Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facility, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the Guarantors and (v) releases of the Borrower as guarantor of the obligations of the Designated Borrowers.

Indemnification: The Borrower will indemnify and hold harmless the Administrative Agent, BAS, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors (each an "Indemnified Party") from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including, solely in the case of any enforcement of the Senior Credit Facility, the allocated cost of internal counsel) and settlement costs, except to the extent such losses, liabilities, claims, damages or expenses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law: State of New York

Pricing/Fees/

Expenses: As set forth in Addendum II.

Other: Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

ADDENDUM I

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge each Eligible Assignee or its assignor a processing and recordation fee (an "Assignment Fee") in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction:	Assignment Fee:

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

For purposes hereof, "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. The terms "Affiliate," "Approved Fund" and "Eligible Assignee" shall be defined in the definitive loan documentation.

ADDENDUM II

PRICING, FEES AND EXPENSES

Commitment Fee: The Borrower will pay a fee (the "Commitment Fee"), determined in accordance with the Performance Pricing grid set forth below, on the unused portion of each Lender's commitments under the Senior Credit Facility. The Commitment Fee is payable quarterly in arrears commencing upon the Closing Date.

Letter of

Credit Fees: The Borrower will pay a fee (the "Letter of Credit Fee"), determined in accordance with the Performance Pricing grid set forth below, on the maximum amount available to be drawn under each Letter of Credit that is issued and outstanding. The Letter of Credit Fee is payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Lenders.

Interest Rates: At the Borrower's option, any loan under the Senior Credit Facility (other than Swingline Loans) that is made to it will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below or, for Dollar-denominated loans only, (ii) the Base Rate (to be defined as the higher of (a) the Federal Funds Rate plus fifty basis points (0.50%) or (b) the Bank of America prime rate); provided, in each case that if during the 180 day period following the Closing Date, any breakage costs, charges or fees are incurred on account of the syndication of the Senior Credit Facility, the Borrower shall immediately reimburse the Administrative Agent for any such costs, charges or fees. Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections. Each Swingline Loan shall bear interest at the Base Rate. "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day; provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

A default rate shall apply on all obligations in the event of default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate.

Performance

Pricing: The Commitment Fee, Applicable Margin for LIBOR Loans, and Letter of Credit Fee for any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the ratio of Total Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter.

Total Funded Debt to EBITDA Ratio	Commitment Fee	Applicable Margin for LIBOR Loans	Letter of Credit Fee
Less than or equal to 1.00:1.00	0.15%	0.60%	0.60%
Less than or equal to 1.50:1.00 but greater than 1.00:1.00	0.175%	0.70%	0.70%
Less than or equal to 2.00:1.00 but greater than 1.50:1.00	0.20%	0.80%	0.80%
Less than or equal to 2.50:1.00 but greater than 2.00:1.00	0.225%	1.00%	1.00%
Greater than 2.50:1.00	0.25%	1.25%	1.25%

Calculation of

Interest and Fees: Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield

Protection: Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses: The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and BAS, subject, in each case, to the express limitations outlined in the Commitment Letter, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any loan documentation.